Exhibit 10.3

DIAMOND HILL INVESTMENT GROUP, INC.

2011 EQUITY AND CASH INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Diamond Hill Investment Group, Inc. (the “Company”) hereby grants the undersigned Participant an award of Shares of Restricted Stock, subject to the terms and conditions described in the Diamond Hill Investment Group, Inc. 2011 Equity and Cash Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Award Agreement”).

1.	Name of Participant:

2.	Grant Date: , 20 (the “Grant Date”)

3.	Number of Shares of Restricted Stock:

4.	Vesting: Except as provided in Section 5, provided that the Participant remains an employee of the Company on the relevant date, the Restricted Stock will vest as follows: [describe].

5.	Accelerated Vesting. Notwithstanding the foregoing, the vesting of the Restricted Stock will accelerate if: [describe].

6.	Transferability: Until the Shares of Restricted Stock become vested as described in Sections 4 or 5, the Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

7.	Delivery of Shares: If the applicable terms and conditions of this Award Agreement are satisfied, the Shares of Restricted Stock will be released from any transfer restrictions or delivered to the Participant as soon as administratively feasible after all applicable restrictions have lapsed. Any fractional Shares of Restricted Stock will be settled in cash.

8.	Other Terms and Conditions:

(a)	Rights Before Vesting. Before the Shares of Restricted Stock vest, the Participant (i) may exercise full voting rights associated with the Shares of Restricted Stock; and (ii) will be entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock, provided that any dividends or other distributions paid in Shares will be subject to the same restrictions, terms and conditions as the Shares of Restricted Stock.

(b)	Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive Shares of Restricted Stock that are delivered after the Participant’s death by completing a “Beneficiary Designation Form” in a form provided by the Company. The Beneficiary Designation Form does not need to be completed upon execution of this Award Agreement and is not required to be completed as a condition of receiving the Shares of Restricted Stock. However, if the Participant dies without completing a Beneficiary Designation Form or if the Participant does not complete the form correctly, the Participant’s beneficiary under this Award Agreement will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(c)	Transferring the Award Agreement. Except to the extent that the Committee permits otherwise, this Award Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 8(b), the Participant may designate a beneficiary to receive any Shares of Restricted Stock that are unsettled in the event of the Participant’s death.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Shares of Restricted Stock. To the extent permitted by the Committee, in its sole discretion, this amount may be (i) withheld from other amounts due to the Participant, (ii) withheld from any Shares transferred in connection with the settlement of the Restricted Stock, (iii) withheld from the vested portion of the Restricted Stock (including Shares transferable thereunder), whether or not being settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Governing Law. This Award Agreement will be construed in accordance with, and governed by, the laws (other than laws governing conflicts of laws) of the State of Ohio.

(f)	Entire Agreement. This Award Agreement, together with the applicable provisions of the Employment Agreement, constitute the entire agreement between the Company and the Participant regarding the subject matter of this Award Agreement, and this Award Agreement and the applicable provisions of the Employment Agreement supersede all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Award Agreement. All representations of any type relied upon by the Participant and the Company in making this Award Agreement are specifically set forth herein, and the Participant and the Company each acknowledge that they have relied on no other representation in entering into this Award Agreement. No change, termination or attempted waiver of any of the provisions of this Award Agreement will be binding upon any party hereto unless contained in a writing signed by the party to be charged.

(g)	Restricted Stock Subject to the Plan. The Shares of Restricted Stock are subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility for interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meaning as in the Plan.

(h)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

(i)	Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Shares of Restricted Stock (less any purchase price paid for the Restricted Stock). The election will be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Participant must seek the advice of the Participant’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock under federal, state, and any other laws, rules and regulations that may be applicable. The Company and its Related Entities and agents have not and are not providing any tax advice to the Participant.

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[PARTICIPANT]	DIAMOND HILL INVESTMENT GROUP, INC.

By:
Signature	Title:
Date:
Date: